Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997

PPL files complaint against Talen Energy and affiliates, including
Riverstone Holdings, seeking relief from Delaware Court of Chancery in connection with claims related to Talen Montana

ALLENTOWN, Pa. (Nov. 30, 2018) - PPL Corporation today filed a complaint in the Delaware Court of Chancery against Talen Energy Corporation and certain Talen affiliates, including Riverstone Holdings LLC, its private equity owner, seeking damages and relief from recent claims made by Talen in Montana state court. Talen’s claims arise out of the spinoff of PPL Energy Supply in June 2015.
“Our complaint demonstrates what we have said from the beginning, which is that Talen’s claims against PPL are entirely without merit,” said Joanne H. Raphael, senior vice president, general counsel and corporate secretary for PPL Corporation. “As set forth in our complaint, these allegations are instead an attempt to blame PPL for the consequences of Riverstone's calculated, self-serving business decisions.”
Talen Energy, which became an independent, publicly traded company in June 2015, includes competitive generation assets spun off by PPL, including PPL Montana and its Colstrip assets; assets contributed by affiliates of Riverstone at the time of the transaction; and assets Talen has since acquired. In its claims, Talen alleges proceeds from a November 2014 sale of PPL Montana’s hydroelectric assets were improperly distributed, leaving PPL Montana, now named Talen Montana, unable to meet certain financial obligations.
“As we set forth in our complaint, under the separation agreement that governed the spinoff, Talen Energy and affiliates of Riverstone definitively agreed that PPL was entitled to retain the proceeds from the sale of the hydro assets,” said Raphael.
“As also described in the complaint, at the time of the 2015 spinoff, Talen was a robustly solvent enterprise with a strong balance sheet,” said Raphael. “In addition, according to its own disclosures following the spinoff, Talen had a $4 billion equity value with strong cash flows and ample liquidity cushion. It was significantly under-leveraged relative to its peers. Moreover, Talen Montana's pension plan, which covers Colstrip employees and retirees, was well-funded as a result of PPL's actions.”
As PPL’s complaint details, Riverstone entered into this opportunistic transaction with its eyes wide open. And then, after market conditions worsened beyond anyone’s expectations, Riverstone drained $500 million of cash out of Talen, leaving Talen Montana’s creditors and pensioned employees stranded. Riverstone, through Talen, then initiated the Montana lawsuits in a brazen effort to hold PPL liable for Riverstone’s own avarice and recklessness.

In PPL’s complaint, PPL, certain PPL subsidiaries, and certain current and former officers and directors ask the Delaware Court of Chancery for declaratory and injunctive relief. This includes a declaratory judgment that, under the separation agreement governing the spinoff of PPL Energy Supply, all related claims that arise must be heard in Delaware; that the statute of limitations in Delaware bars such claims at this point; that PPL is not liable for Talen's claims as PPL Montana was solvent at all relevant times; and that the separation agreement requires that Talen indemnify PPL for all losses arising from the debts of Talen Montana, among other things.
PPL's complaint also seeks damages against Riverstone for interfering with the separation agreement and against Riverstone affiliates for breach of the implied covenant of good faith and fair dealing. In addition, it asks the court to order, on behalf of creditors, the recovery of the $500 million “special cash dividend” that Riverstone extracted from Talen Energy in December 2017. That dividend occurred about one year after Riverstone, Talen Energy’s then largest shareowner, completed a take-private transaction of Talen to become its sole owner.
In its Delaware complaint, PPL said it expects to move shortly to dismiss the actions pending in Montana state court and to vigorously prosecute its Delaware complaint.
“We are very proud of the record we established in maintaining and operating PPL Montana's assets, of our environmental stewardship, including extensive upgrades at Colstrip, of our efforts to regularly contribute to the pension plan to ensure it was well-funded, and of our contributions in support of local communities,” Raphael said. “We believe Montanans deserve nothing less from Talen under its current ownership by Riverstone.”
Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the United States and United Kingdom. With more than 12,000 employees, PPL is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

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This news release contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements include those concerning the outcome of litigation. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Factors that could cause actual results to differ materially from the forward-looking statements include inherent uncertainties of litigation and factors outside of PPL Corporation's control. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission. PPL Corporation disclaims any intention or duty to update forward-looking statements made in this news release.

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